Exhibit 4.5

MAXIMUS, INC.
2021 OMNIBUS INCENTIVE PLAN

Exhibit 4.5
MAXIMUS, INC.
2021 OMNIBUS INCENTIVE PLAN

Exhibit 4.5
MAXIMUS, INC.
2021 OMNIBUS Incentive Plan

Article 1.    Establishment, Objectives and Duration

1.1Establishment of the Plan. MAXIMUS, Inc., a Virginia corporation, hereby establishes its long-term equity incentive compensation plan, to be known as the “MAXIMUS, Inc. 2021 Omnibus Incentive Plan” as set forth in this document. Capitalized terms used but not otherwise defined herein will have the meanings given to them in Article 2. The Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Units, Restricted Stock Units, Performance Shares, Performance Units, Performance Awards, and other cash and equity incentive awards.

The Plan is effective as of the Effective Date, as defined in Article 2, which was the date approval by the Company’s shareholders was obtained, and will remain in effect as provided in Section 1.3 hereof.

1.2 Objectives of the Plan. The objectives of the Plan are to optimize the profitability and growth of the Company through equity-based and cash-based incentives that are consistent with the Company’s objectives and that link the interests of Participants to those of the Company’s shareholders; to provide Participants with an incentive for excellence in individual performance; to promote teamwork among Participants; and to attract and retain key employees and consultants of the Company and its Affiliates.

The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract and retain the services of Participants who make significant contributions to the Company’s success, and to allow Participants to share in the success of the Company.

1.3Duration of the Plan. The Plan will commence on the Effective Date, as defined in Article 2, and will remain in effect, subject to the right of the Committee to amend or terminate the Plan at any time pursuant to Article 15, until all Shares subject to it pursuant to Article 4 have been issued or transferred according to the Plan’s provisions. In no event may an Award be granted under the Plan on or after the ten (10) year anniversary of the Effective Date.

Article 2.    Definitions

Whenever used in the Plan, the following terms have the meanings set forth below, and when the meaning is intended, the initial letter of the word is capitalized:

“Affiliates” means any business entity that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Company. For purposes hereof, “control” (and with correlative meanings, the terms “controlled by” and “under common control with”) shall mean the possession of the power to direct or cause the direction of the management and policies of the Company, whether through the ownership of voting stock, by contract or otherwise. In the case of a corporation “control” shall mean, among other things, the direct or indirect ownership of more than fifty percent (50%) of its outstanding voting stock.

Exhibit 4.5
Notwithstanding the foregoing, for purposes of determining whether an employee has terminated employment with the Company and all Affiliates, “Affiliates” means any corporation (or partnership, limited liability company, joint venture, or other enterprise) of which the Company owns or controls, directly or indirectly, at least ten percent (10%) of the outstanding shares of stock normally entitled to vote for the election of directors (or comparable equity participation and voting power). The minimum percentage of ownership or control in the previous sentence shall be raised from ten percent (10%) to twenty percent (20%) for purposes of determining timing of payment of an Award, or amount payable with respect to an Award, that is “deferred compensation” for purposes of Code Section 409A, if payment of such Award or amount would be accelerated or otherwise triggered by the employee’s termination of employment.

“Automatic Exercise Date” means, with respect to an Option or Stock Appreciation Right, the last business day of the applicable term of the Stock Appreciation Right pursuant to Section 7.7.

“Award” means, individually or collectively, a grant under this Plan to a Participant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Units, Restricted Stock Units, Performance Shares, Performance Units or other types of equity-based or cash-based incentives hereafter approved by the Committee.

“Award Agreement” means an agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award or Awards granted to the Participant, which may be in written or electronic form.

“Beneficial Owner” or “Beneficial Ownership” has the meaning ascribed to that term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

“Board” or “Board of Directors” means the Board of Directors of the Company.

“Cause” has the meaning set forth in any unexpired employment or severance agreement between the Participant and the Company or an Affiliate or, if not so defined, except as otherwise provided in such Participant’s Award Agreement, “Cause” means:

(a)the willful and continued failure of the Participant substantially to perform his or her duties with or for the Company or an Affiliate;
(b)the Participant’s engaging in conduct that is significantly injurious to the Company or an Affiliate, monetarily or otherwise; or
(c)the Participant’s commission of a crime that is significantly injurious to the Company or an Affiliate, monetarily, reputationally or otherwise.

Unless otherwise defined in the Participant’s employment or severance agreement, an act or omission is “willful” for the purpose of determining whether a termination of employment was made for Cause if it was knowingly done, or knowingly omitted to be done, by the Participant not in good faith and without reasonable belief that the act or omission was in the best interest of the Company or an Affiliate. For purposes of this Plan, if a Participant is convicted of a crime or pleads nolo contendere to a criminal charge, he or she will conclusively be deemed to

Exhibit 4.5
have committed the crime. The Committee has the discretion, in other circumstances, to determine in good faith, from all the facts and circumstances reasonably available to it, whether a Participant who is under investigation for, or has been charged with, a crime will be deemed to have committed it for purposes of this Plan.
In addition, Cause shall be deemed to have occurred if, on the date Participant’s Service terminates, facts and circumstances exist that would have justified a termination for Cause, even if such facts and circumstances are discovered after such termination.

“Change in Control” of the Company will be deemed to have occurred (as of a particular day, as specified by the Board) as of the first day any one or more of the following paragraphs is satisfied.

(a)The Beneficial Ownership of securities representing more than twenty-five percent (25%) of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Company Voting Securities”) is accumulated, held or acquired by a Person (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company or an Affiliate thereof, or any corporation owned, directly or indirectly, by the Company’s shareholders in substantially the same proportions as their ownership of stock of the Company); provided, however, that any acquisition from the Company or any acquisition pursuant to a transaction that complies with clauses (i), (ii) and (iii) of subparagraph (c) of this definition will not be a Change of Control under this subparagraph (a), and provided further, that immediately prior to such accumulation, holding or acquisition, such Person was not a direct or indirect Beneficial Owner of twenty-five percent (25%) or more of the Company Voting Securities; or
(b)Individuals who, as of the Effective Date of this Plan, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that an individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or
(c)Consummation by the Company of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets or stock of another entity (a “Business Combination”), in each case, unless immediately following such Business Combination: (i) more than sixty percent (60%) of the combined voting power of then outstanding voting securities entitled to vote generally in the election of directors of (A) the corporation resulting from such Business Combination (the “Surviving

Exhibit 4.5
Corporation”), or (B) if applicable, a corporation that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries (the “Parent Corporation”), is represented, directly or indirectly, by Company Voting Securities outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Company Voting Securities, (ii) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, twenty-five percent (25%) or more of the combined voting power of the then outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) except to the extent that such ownership of the Company existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or
(d)Approval by the Company’s shareholders of a complete liquidation or dissolution of the Company.

However, in no event will a Change in Control be deemed to have occurred, with respect to a Participant, if the Participant is part of a purchasing group that consummates the Change in Control transaction. A Participant will be deemed “part of a purchasing group” for purposes of the preceding sentence if the Participant is an equity holder in the purchasing company or group (except: (i) passive ownership of less than two percent (2%) of the stock of the purchasing company; or (ii) ownership of equity participation in the purchasing company or group that is otherwise not significant, as determined prior to the Change in Control by a majority of the nonemployee continuing directors).

Notwithstanding the foregoing, if an Award, or amount payable with respect to an Award, is “deferred compensation” for purposes of Code Section 409A, and if a payment of such Award or amount would be accelerated or otherwise triggered upon a “Change in Control,” then the foregoing definition is modified, to the extent necessary to avoid the imposition of an excise tax under Code Section 409A, to mean a “Change in Control” that is also a “change in control event” as such term is defined for purposes of Code Section 409A. For purposes of clarity, if an Award would, for example, vest and be paid on a “Change in Control” as defined herein but payment of such Award would violate the provisions of Code Section 409A, then the Award shall vest but will be paid only in compliance with its terms and Code Section 409A (i.e., upon a permissible payment event).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

Exhibit 4.5
“Committee” means the Compensation Committee of the Board or any successor committee with responsibility for compensation, or any subcommittee, as long as the number of Committee members and their qualifications shall at all times be sufficient to meet the applicable requirements for “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act and the independence requirements of the New York Stock Exchange, Inc. or any other applicable exchange on which the Company’s common equity is at the time listed.

“Common Stock” or “Stock” means the common stock of the Company.

“Company” means MAXIMUS, Inc.

“Designated Beneficiary” means the beneficiary designated by a Participant, in a manner determined by the Committee, to receive amounts due or exercise rights of the Participant in the event of the Participant’s death. In the absence of an effective designation by a Participant, “Designated Beneficiary” shall mean the beneficiary designated by the Participant in the Company’s qualified 401(k) savings plan or, if no such beneficiary has been designated, to the Participant’s estate.

“Director” means any individual who is a member of the Board of Directors.

“Disability” means (a) long-term disability as defined under the long-term disability plan of the Company or an Affiliate that covers that individual, or (b) if the individual is not covered by such a long-term disability plan, disability as defined for purposes of eligibility for a disability award under the Social Security Act. Notwithstanding the foregoing, for purposes of determining the period of time after termination of employment during which a Participant may exercise an ISO, “Disability” will have the meaning set forth in Section 22(e)(3) of the Code, which is, generally, that the Participant is unable to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of at least twelve (12) months.

Notwithstanding the foregoing, if an Award, or amount payable with respect to an Award, is “deferred compensation” for purposes of Code Section 409A, and if a payment of such Award or amount would be accelerated or otherwise triggered upon a “Disability,” then the foregoing definition is modified, to the extent necessary to avoid the imposition of an excise tax under Code Section 409A, to refer to a Participant who is “disabled,” as such term is defined for purposes of Code Section 409A. For purposes of clarity, if an Award would, for example, vest and be paid on a “Disability” as defined herein but payment of such Award would violate the provisions of Code Section 409A, then the Award shall vest but will be paid only in compliance with its terms and Code Section 409A (i.e., upon a permissible payment event).

“Effective Date” means March 16, 2021, subject to approval of the Plan by the Company’s shareholders.

“Eligible Employee” or “Employee” means any employee of the Company or any of its Affiliates. Directors who are not employed by the Company or its Affiliates will also be considered Eligible Employees and Employees under this Plan.

Exhibit 4.5

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

“Exercise Price” means the price at which a Share may be purchased by a Participant pursuant to an Option.

“Fair Market Value” means, unless otherwise determined by the Committee from time to time, the closing transaction price of a Share as reported on the New York Stock Exchange on the date as of which such value is being determined or, if Shares are not listed on the New York Stock Exchange, the closing transaction price of a Share on the principal national stock exchange on which Shares are traded on the date as of which such value is being determined or, if there shall be no reported transactions for such date, on the next preceding date for which transactions were reported; provided, however, that if Shares are not listed on a national stock exchange or if Fair Market Value for any date cannot be so determined, Fair Market Value shall be determined by the Committee by whatever means or method as the Committee, in the good faith exercise of its discretion, shall at such time deem appropriate and in compliance with Section 409A of the Code.

“Freestanding SAR” means an SAR that is granted independently of any Options, as described in Article 7.

“Incentive Stock Option” or “ISO” means an option to purchase Shares granted under Article 6 that is designated as an Incentive Stock Option and that is intended to meet the requirements of Code Section 422.

“Nonqualified Stock Option” or “NQSO” means an option to purchase Shares granted under Article 6 that is not intended to meet the requirements of Code Section 422.

“Option” means an Incentive Stock Option or a Nonqualified Stock Option, as described in Article 6.

“Participant” means an Eligible Employee, a Director who is not an employee of the Company or an Affiliate, or a consultant to the Company or an Affiliate, in each case, who has been selected by the Committee to participate in the Plan pursuant to Section 5.2 and who has outstanding an Award granted under the Plan.

“Performance Award” means a right to receive cash or Shares (as determined by the Committee) upon the achievement, in whole or in part, of the applicable Performance Criteria pursuant to Article 9.
“Performance Criteria” means the objectives established by the Committee for a Performance Period for the purpose of determining the extent to which an Award of Performance Shares, Performance Awards, or Performance Units has been earned.

Exhibit 4.5
“Performance Period” means the time period during which the Performance Criteria must be met in order for a Participant to earn Performance Units, Performance Awards or Performance Shares granted under Article 9.

“Performance Share” means an Award with an initial value equal to the Fair Market Value on the date of grant that is based on the attainment of Performance Criteria, as described in Article 9.

“Performance Unit” means an Award with an initial value established by the Committee at the time of grant that is based on the attainment of Performance Criteria, as described in Article 9.

“Person” has the meaning ascribed to that term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

“Plan” means the MAXIMUS, Inc. 2021 Omnibus Incentive Plan, as set forth in this document and as amended from time to time.

“Prior Plan” means the MAXIMUS, Inc. 2017 Equity Incentive Plan and the MAXIMUS, Inc. 2011 Equity Incentive Plan (as amended through December 16, 2015).

“Reporting Person” means a person subject to Section 16 of the Securities Exchange Act of 1934 or any successor provision.

“Restricted Stock” means a contingent grant of Stock awarded to a Participant pursuant to Article 8.

“Restricted Stock Unit” means a Restricted Unit granted to a Participant, as described in Article 8, that is payable in Shares.

“Restricted Unit” means a notional account established pursuant to an Award granted to a Participant, as described in Article 8, that is (a) credited with amounts equal to Shares or some other unit of measurement specified in the Award Agreement, (b) subject to restrictions and (c) payable in cash or Shares.
“Restriction Period” means the period during which the transfer of an Award is limited in some way (based on the passage of time, the achievement of performance objectives, or the occurrence of other events as determined by the Committee, at its discretion) or during which an Award is not vested.
“Retirement” has the meaning set forth in any Award Agreement under the Plan. If an Award Agreement does not contain such a definition, “Retirement” means the termination of a Participant’s employment under any of the following circumstances: (a) on or after reaching the age established by the Company as the normal retirement age in any unexpired employment or severance agreement between the Participant and the Company or an Affiliate, (b) on or after reaching the normal retirement age under a tax-qualified defined benefit retirement plan sponsored by the Company or an Affiliate in which the Participant participates or (c) on or after

Exhibit 4.5
reaching the normal retirement age under a tax-qualified defined contribution retirement plan sponsored by the Company or an Affiliate in which the Participant participates. Notwithstanding the foregoing, the Committee retains the sole discretion to determine whether a Participant’s termination of employment qualifies as a “Retirement” for purposes of the Plan.

“Service” means services performed for the Company or its Affiliates as an Employee, Director, consultant, or independent contractor.

“Shares” means the shares of Common Stock, no par value, of the Company, including their associated preferred share purchase rights, if applicable.

“Stock Appreciation Right” or “SAR” means an Award consisting of a right to receive any excess in value of Shares of Common Stock over the grant price, granted alone or in connection with a related Option, and designated as an SAR pursuant to the terms of Article 7.

“Tandem SAR” means an SAR that is granted in connection with a related Option pursuant to Article 7, the exercise of which requires forfeiture of the right to purchase a Share under the related Option (and when a Share is purchased under the Option, the Tandem SAR will similarly be canceled).

Article 3.    Administration

3.1The Committee. The Plan shall be administered by the Committee. The Committee shall have authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the operation of the Plan as it shall from time to time consider advisable, and to interpret the provisions of the Plan. The Committee’s decisions shall be final and binding. To the extent permitted by applicable law, the Committee may delegate to one or more executive officers of the Company the power to make Awards to Participants who are not Reporting Persons and all determinations under the Plan with respect thereto, provided that the Committee shall fix the maximum amount of such Awards for all such Participants and a maximum for any one Participant.

3.2Authority of the Committee. Except as limited by law and subject to the provisions of this Plan, the Committee will have full power to: select eligible persons to participate in the Plan; determine the sizes and types of Awards; determine the terms and conditions of Awards in a manner consistent with the Plan; determine whether, to what extent, and/or under what circumstances the vesting of an Award shall be accelerated; construe and interpret the Plan and any agreement or instrument entered into under the Plan; establish, amend or waive rules and regulations for the Plan’s administration; and (subject to the provisions of Article 15) amend the terms and conditions of any outstanding Award to the extent they are within the discretion of the Committee as provided in the Plan. Further, the Committee will make all other determinations that may be necessary or advisable to administer the Plan. As permitted by law and consistent with Section 3.1, the Committee may delegate some or all of its authority under the Plan.

Exhibit 4.5
3.3Decisions Binding. All determinations and decisions made by the Committee pursuant to the provisions of the Plan will be final, conclusive and binding on all persons, including, without limitation, the Company, its Board of Directors, its shareholders, all Affiliates, employees, Participants and their estates and beneficiaries.

Article 4.    Shares Subject to the Plan

4.1Number of Shares Available for Grants. Subject to adjustment as provided in Sections 4.2 and 4.4, the maximum number of Shares that may be issued or transferred to Participants under the Plan shall not exceed 3,100,000 Shares, plus any Shares that are available for grant under the MAXIMUS, Inc. 2017 Equity Incentive Plan as of the Effective Date. No additional awards shall be made under the Prior Plans on or after the Effective Date. The Shares with respect to which Awards may be made will include authorized but unissued Shares, and Shares that are currently held or subsequently acquired by the Company as treasury Shares, including Shares purchased in the open market or in private transactions.

4.2Permitted Addbacks to Share Reserve. After the Effective Date, if any Award granted under this Plan or under a Prior Plan is canceled, terminates, expires or lapses for any reason, any Shares subject to the Award or Prior Plan award will again be available for the grant of an Award under the Plan. In addition, if a Share subject to an Award or a Prior Plan award is not delivered after the Effective Date because the Award is settled in cash, then that Share will thereafter be deemed to be available for grant of an Award under the Plan. In the event that withholding tax liabilities arising from an Award other than an Option or SAR or, after the Effective Date, an award other than an option or stock appreciation right under any Prior Plan are satisfied by the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, the Shares so tendered or withheld shall be added to the Shares available for Awards under the Plan; provided, however, that Shares that again become available for issuance under the Plan pursuant to the preceding clause (ii) shall not increase the numbers of shares that may be granted under the Plan in connection with Incentive Stock Options.

4.3No Recycling of Options or SARs. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the shares authorized for grant under Section 6.11: (i) Shares tendered by the participant or withheld by the Company in payment of the purchase price of an Option or, after the Effective Date, an option under any Prior Plan, (ii) Shares tendered by the participant or withheld by the Company to satisfy any tax withholding obligation with respect to Options or SARs or, after the Effective Date, options or stock appreciation rights under any Prior Plan, (iii) Shares subject to a SAR or, after the Effective Date, a stock appreciation right under any Prior Plan that are not issued in connection with its stock settlement on exercise thereof, and (iv) Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options or, after the Effective Date, options under any Prior Plan.

4.4Substitute Awards and Shares Issuable Under Acquired Company Plans.

(a)The Committee may, in its discretion and on such terms and conditions as the Committee considers appropriate in the circumstances, grant Substitute Awards under the Plan.

Exhibit 4.5
Substitute Awards shall not be counted against or otherwise reduce the number of Shares available for Awards under the Plan. For purposes of this Section 4.3, “Substitute Award” means an Award granted under the Plan in substitution for stock and stock-based awards (“Acquired Entity Awards”) held by current and former employees or non-employee directors of, or consultants to, another corporation or entity who become Eligible Employees or whose awards are assumed or substituted as the result of a merger, consolidation or combination of the employing corporation or other entity (the “Acquired Entity”) with the Company or an Affiliate or the acquisition by the Company or an Affiliate of property or stock of the Acquired Entity immediately prior to such merger, consolidation, acquisition or combination (“Acquisition Date”) in order to preserve for the Participant the economic value of all or a portion of such Acquired Entity Award at such price as the Committee determines necessary to achieve preservation of economic value.

(b)If a company acquired by the Company or any Affiliate or with which the Company or any Affiliate combines has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards and shall not reduce the Shares available for Awards under the Plan. Awards using such available shares under acquired plans shall not be made after the date awards could have been made under the terms of the acquired plan, absent the acquisition or combination, and shall only be made to individuals who were not eligible to participate in the Plan prior to such acquisition or combination.

4.5Adjustments in Authorized Shares. In the event of an equity restructuring (within the meaning of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation) that causes the per share value of Shares to change or the Shares, as currently constituted, are changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation (whether because of merger, consolidation, recapitalization, extraordinary cash dividend, reclassification, split, reverse split, spin off, combination of shares, or other similar change in the corporate structure of the Company affecting the Shares) or if the number of Shares is increased through the payment of a stock dividend, then the Committee (subject, in the case of Incentive Stock Options, to any limitation required under the Code) shall equitably adjust any or all of (i) the number and kind of shares in respect of which Awards may be made under the Plan, (ii) the number and kind of shares subject to outstanding Awards, (iii) the award, exercise or conversion price with respect to any of the foregoing, and (iv) the performance conditions with respect to outstanding Awards. If considered appropriate, the Committee may make provision for a cash payment with respect to an outstanding Award, provided that the number of shares subject to any Award shall always be a whole number.
4.6Non-Employee Director Limit. The maximum number of Shares subject to Awards granted during a single fiscal year to any non-employee Director, taken together with any cash fees paid during the fiscal year to the non-employee Director in respect of such

Exhibit 4.5
Director’s service as a member of the Board during such year (including service as a member or chair of any committees of the Board), shall not exceed $500,000 in total value (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes). The independent members of the Board may make exceptions to this limit for a non-executive chair of the Board, provided that the non-employee Director receiving such additional compensation may not participate in the decision to award such compensation.

Article 5.    Eligibility and Participation

5.1Eligibility. All employees, outside directors and consultants of the Company or any Affiliate, capable of contributing significantly to the successful performance of the Company, are eligible to be Participants in the Plan.

5.2Actual Participation. Subject to the provisions of the Plan, the Committee will, from time to time, select those Eligible Employees to whom Awards will be granted, and will determine the nature and amount of each Award.

Article 6.    Stock Options

6.1Grant of Options. Subject to the provisions of the Plan, the Committee may award Incentive Stock Options and Nonqualified Stock Options and determine the number of shares to be covered by each Option, the Exercise Price therefor and the conditions and limitations applicable to the exercise of the Option.

6.2Award Agreement. Each Option grant will be evidenced by an Award Agreement that specifies the Exercise Price, the duration of the Option, the number of Shares to which the Option pertains, the manner, time and rate of exercise or vesting of the Option, and such other provisions as the Committee determines. The Award Agreement will also specify whether the Option is intended to be an ISO or an NQSO.

6.3Exercise Price. The Committee shall establish the Exercise Price at the time each Option is awarded. Other than with respect to Substitute Awards, the Exercise Price for each Share subject to an Option will be at least one hundred percent (100%) of the Fair Market Value on the date the Option is granted.

6.4Duration of Options. Each Option will expire at the time determined by the Committee at the time of grant, but no later than the tenth (10th) anniversary of the date of its grant.

6.5No Dividend Equivalents. The Committee may not grant payments in connection with Options that are equivalent to dividends declared and paid on the Shares underlying the Options.

6.6Exercise of Options. Options will be exercisable at such times and be subject to such restrictions and conditions as the Committee in each instance approves, which need not be the same for each Award or for each Participant. The Committee may impose such conditions

Exhibit 4.5
with respect to the exercise of Options, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable. Notwithstanding any contrary provision of this Article 6, if, on the date an outstanding Option would expire due to a termination of Service, the exercise of the Option would violate applicable securities laws or any insider trading policy maintained by the Company from time to time, the expiration date applicable to the Option will be extended to a date that is thirty (30) calendar days after the date the exercise of the Option would no longer violate applicable securities laws or any such insider trading policy or, if earlier, the stated expiration date of the Option; however, no extension will be made if the Exercise Price of such Option at the date the term would otherwise expire is above the Fair Market Value (i.e., the Option is “underwater”).

6.7Payment.

(a)The holder of an Option may exercise the Option only by delivering a written notice of exercise to the Company setting forth the number of Shares as to which the Option is to be exercised, together with full payment at the Exercise Price for the Shares and any withholding tax relating to the exercise of the Option.

(b)The Exercise Price and any related withholding taxes will be payable to the Company in full either: (a) in cash, or its equivalent, in United States dollars; (b) by tendering Shares owned by the Participant and duly endorsed for transfer to the Company, Shares issuable to the Participant upon exercise of the Option, or any combination of cash, certified or cashier’s check and Shares described in this clause (b); or (c) by any other means the Committee determines to be consistent with the Plan’s purposes and applicable law. Any cashless exercise must meet the requirements of the Federal Reserve Board’s Regulation T and any applicable securities law restrictions. For this purpose, “cashless” exercise will mean that the Participant notifies the Company it will exercise, and the Company is instructed to deliver the Shares issuable on exercise to a broker, who sells the Shares and holds back the Exercise Price (and, often, the federal and state withholdings).

(c)To the extent permitted by the Company, the number of Shares tendered pursuant to clause (b) may have a Fair Market Value equal to the amount required to be withheld or other greater amount up to the maximum statutory rate under applicable law, as applicable to such Participant, so long as such other greater amount is permitted under applicable withholding rules promulgated by the Internal Revenue Service or another applicable governmental entity and would not result in adverse financial accounting treatment, as determined by the Committee (including in connection with the effectiveness of FASB Accounting Standards Update 2016-09).

6.8Termination of Service. Each Option Award Agreement will set forth the extent to which the Participant has the right to exercise the Option after his or her termination of Service with the Company and all Affiliates. These terms will be determined by the Committee in its sole discretion, need not be uniform among all Options, and may reflect, among other things, distinctions based on the reasons for termination of Service.

Exhibit 4.5
6.9Nontransferability of Options.

(a)Except as otherwise provided in a Participant’s Award Agreement, no Option granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, or pursuant to a domestic relations order (as defined in Code Section 414(p)). Further, except as otherwise provided in a Participant’s Award Agreement, all Options will be exercisable during the Participant’s lifetime only by the Participant or his or her guardian or legal representative. The Committee may, in its discretion, require a Participant’s guardian or legal representative to supply it with the evidence the Committee deems necessary to establish the authority of the guardian or legal representative to act on behalf of the Participant. In no event may an Option be transferred by a Participant for consideration.

(b)The Committee may impose any other restrictions on any Shares acquired through exercise of an Option as it deems necessary or advisable, including, without limitation, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which the Shares are then listed or traded, and under any blue sky or state securities laws applicable to the Shares.

(c)Notwithstanding the foregoing, a Participant, at any time prior to his or her death, may assign all or any portion of a vested Option (other than an Incentive Stock Option) granted to him or her to a family member or a charitable organization or Code Section 501(c) private foundation meeting the requirements of Code Section 170(c). For purposes of Section 12(a), “family member” shall mean a Participant’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Participant’s household (other than a tenant of the Participant), a trust in which these persons (or the Participant) have more than fifty percent (50%) of the beneficial interest, a foundation in which these persons (or the Participant) control the management of assets, and any other entity in which these persons (or the Participant) own more than fifty percent (50%) of the voting interests. Any such transferee shall enter into a written agreement with the Company authorizing the Company to withhold Shares of Stock that would otherwise be delivered to such person upon an exercise of the Option to pay any federal, state, local, or other taxes that may be required to be withheld or paid in connection with such exercise, in the event that the Participant is subject to withholding taxes and does not provide for an arrangement satisfactory to the Company to assure that such taxes will be paid. In the event of such transfer, the transferee will be entitled to all of the Participant’s rights with respect to the assigned portion of such Option, and such portion of the Option will continue to be subject to all of the terms, conditions, and restrictions applicable to the Option, as set forth herein and in the related Option agreement. Any such assignment will be permitted only if the Participant does not receive any consideration therefore and does not violate applicable securities laws. Any such assignment shall be evidenced by an appropriate written document executed by the Participant, and the Participant shall deliver a copy thereof to the Committee on or prior to the effective date of the assignment.

Exhibit 4.5
6.10Special Provisions for ISOs. Notwithstanding any other provision of this Article 6 to the contrary, the following special provisions shall apply to any Award of Incentive Stock Options:

(a)The Committee may award Incentive Stock Options only to Employees (for purposes of this Article 6, the term “Employee” shall not include a Director who is not employed by the Company or an Affiliate).

(b)In no event shall more than 3,100,000 Shares be cumulatively available for Awards of Incentive Stock Options under the Plan.

(c)An Option will not constitute an Incentive Stock Option under this Plan to the extent it would cause the aggregate Fair Market Value of Shares with respect to which Incentive Stock Options are exercisable by the Participant for the first time during a year (under all plans of the Company and its Affiliates) to exceed $100,000. Such Fair Market Value shall be determined as of the date on which each such Incentive Stock Option is granted.

(d)If the Employee to whom the Incentive Stock Option is granted owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of the Company or any Affiliate, then: (i) the Exercise Price for each Share subject to an Option will be at least one hundred ten percent (110%) of the Fair Market Value of the Share on the date the Option is granted; and (ii) the Option will expire upon the earlier of (A) the time specified by the Committee in the Award Agreement, or (B) the fifth (5th) anniversary of the date of grant.

(e)No Option that is intended to be an Incentive Stock Option may be granted under the Plan until the Effective Date, as defined in Article 2, provided, however, that no Option will qualify as an Incentive Stock Option unless shareholder approval is obtained within twelve (12) months of the Effective Date. No Option that is intended to be an Incentive Stock Option may be granted under the Plan after the tenth (10th) anniversary of Board approval of the Plan.

(f)An Incentive Stock Option must be exercised, if at all, by the earliest of (i) the time specified in the Award Agreement, (ii) three (3) months after the Participant’s termination of Service for a reason other than death or Disability, or (iii) twelve months after the Participant’s termination of Service for death or Disability.

(g)An Option that is intended but fails to be an ISO shall be treated as an NQSO for purposes of the Plan.

Article 7.    Stock Appreciation Rights

7.1Grant of SARs.

(a)Subject to the terms and conditions of the Plan, SARs may be granted to Participants at any time and from time to time, as determined by the Committee. The Committee may grant Freestanding SARs, Tandem SARs or any combination of the two.

Exhibit 4.5
(b)Within the limits of Article 4, the Committee will have sole discretion to determine the number of SARs granted to each Participant and, consistent with the provisions of the Plan, to determine the terms and conditions pertaining to SARs.

(c)Other than with respect to Substitute Awards, (i) SARs granted in tandem with Options shall have a grant price not less than the Exercise Price of the related Option and (ii) SARs granted alone and unrelated to an Option will have a grant price equal to at least one hundred percent (100%) of the Fair Market Value on the date the SAR is granted.

7.2Exercise of Tandem SARs.

(a)Tandem SARs may be exercised for all or part of the Shares subject to the related Option, upon the surrender of the right to exercise the equivalent portion of the related Option. A Tandem SAR may be exercised only with respect to the Shares for which its related Option is then exercisable.

(b)An SAR related to an Option, which SAR can only be exercised upon or during limited periods following a Change in Control of the Company, may entitle the Participant to receive an amount based upon the highest price paid or offered for Common Stock in any transaction relating to the Change in Control or paid during the thirty (30) day period immediately preceding the occurrence of the Change in Control in any transaction reported in the stock market in which the Common Stock is normally traded.

7.3Exercise of Freestanding SARs. Freestanding SARs may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes.

7.4Award Agreement. Each SAR grant will be evidenced by an Award Agreement that specifies the grant price, the term of the SAR and such other provisions as the Committee determines.

7.5Term of SARs. The term of an SAR will be determined by the Committee, in its sole discretion, but may not exceed ten (10) years.

7.6Payment of SAR Amount. Upon exercise of an SAR, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying: (x) the excess (or some portion of the excess as determined at the time of the grant by the Committee) if any, of the Fair Market Value on the date of exercise of the SAR over the grant price specified in the Award Agreement; by (y) the number of Shares as to which the SAR is exercised. The payment upon SAR exercise may be made in cash, in Shares of equivalent Fair Market Value or in some combination of the two, as specified in the Award Agreement.

7.7Automatic Exercise. Unless otherwise provided by the Committee in an Award Agreement or otherwise, or as otherwise directed by the Participant in writing to the Company, each vested and exercisable SAR outstanding on the Automatic Exercise Date with a grant price per Share that is less than the Fair Market Value per Share as of such date shall automatically and without further action by the Participant or the Company be exercised on the Automatic

Exhibit 4.5
Exercise Date. The Company or any Affiliate shall deduct or withhold an amount sufficient to satisfy all taxes associated with such exercise in accordance with Article 16. Unless otherwise determined by the Committee, this Section 7.7 shall not apply to a Stock Appreciation Right if the Participant’s Service has terminated on or before the Automatic Exercise Date. For the avoidance of doubt, no SAR with a grant price per Share that is equal to or greater the Fair Market Value per Share on the Automatic Exercise Date shall be exercised pursuant to this Section 7.7.

7.8Termination of Service. Each SAR Award Agreement will set forth the extent to which the Participant has the right to exercise the SAR after his or her termination of Service with the Company and all Affiliates. These terms will be determined by the Committee in its sole discretion, need not be uniform among all SARs issued under the Plan, and may reflect, among other things, distinctions based on the reasons for termination of Service.

7.9Nontransferability of SARs. Except as otherwise provided in a Participant’s Award Agreement, no SAR may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, or pursuant to a domestic relations order (as defined in Code Section 414(p)). Further, except as otherwise provided in a Participant’s Award Agreement, all SARs will be exercisable during the Participant’s lifetime only by the Participant or the Participant’s guardian or legal representative. The Committee may, in its discretion, require a Participant’s guardian or legal representative to supply it with evidence the Committee deems necessary to establish the authority of the guardian or legal representative to act on behalf of the Participant. In no event may an SAR be transferred by a Participant for consideration.

7.10No Dividend Equivalents. The Committee may not grant payments in connection with SARs that are equivalent to dividends declared and paid on the Shares underlying the SARs.

Article 8.    Restricted Stock, Restricted Stock Units and Restricted Units

8.1Grant of Restricted Stock, Restricted Stock Units or Restricted Units. Subject to the terms and provisions of the Plan, the Committee may, at any time and from time to time, grant Restricted Stock, Restricted Stock Units or Restricted Units to Participants in such amounts as it determines.

8.2Award Agreement. Each grant of Restricted Stock, Restricted Units or Restricted Stock Units will be evidenced by an Award Agreement that specifies the Restriction Periods, the number of Shares or Share-equivalent units granted, the conditions under which the Award may be forfeited to the Company, and such other provisions as the Committee determines. Shares of Restricted Stock may be issued for no cash consideration or such minimum consideration as may be required by applicable law.

8.3Nontransferability. Restricted Stock, Restricted Units and Restricted Stock Units granted herein may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, or pursuant to a domestic relations order (as defined in Code Section 414(p)), until the end of the applicable

Exhibit 4.5
Restriction Period as specified in the Award Agreement, or upon earlier satisfaction of any other conditions specified by the Committee in its sole discretion and set forth in the Award Agreement. All rights with respect to Restricted Stock, Restricted Units and Restricted Stock Units will be available during the Participant’s lifetime only to the Participant or the Participant’s guardian or legal representative. The Committee may, in its discretion, require a Participant’s guardian or legal representative to supply it with evidence the Committee deems necessary to establish the authority of the guardian or legal representative to act on behalf of the Participant.

8.4Other Restrictions. Subject to Article 11, the Committee may impose such other conditions or restrictions on any Restricted Stock, Restricted Units or Restricted Stock Units as it deems advisable including, without limitation, restrictions based upon the achievement of specific performance objectives (Company-wide, business unit, individual, or any combination of them), time-based restrictions on vesting following the attainment of the performance objectives, and restrictions under applicable federal or state securities laws. The Committee may provide that restrictions established under this Section 8.4 as to any given Award will lapse all at once or in installments. The Company will retain the certificates representing Shares of Restricted Stock in its possession until all conditions and restrictions applicable to the Shares have been satisfied.

8.5Payment of Awards. Except as otherwise provided in this Article 8, Shares covered by each Restricted Stock grant will become freely transferable by the Participant after the last day of the applicable Restriction Period, and Share equivalent units covered by a Restricted Unit or Restricted Stock Unit will be paid out in cash or Shares to the Participant following the last day of the applicable Restriction Period, or on a later date provided in the Award Agreement.

8.6Voting Rights. During the Restriction Period, Participants holding Shares of Restricted Stock may exercise full voting rights with respect to those Shares. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a shareholder with respect to any Shares of Common Stock to be distributed under the Plan until he or she becomes the holder thereof. A Participant to whom Common Stock is awarded shall be considered the holder of the Stock at the time of the Award except as otherwise provided in the applicable Award.

8.7Dividends and Other Distributions. Except as otherwise provided in an Award Agreement, during the Restriction Period, Participants awarded Shares of Restricted Stock, Restricted Units or Restricted Stock Units hereunder will be credited with regular cash dividends or dividend equivalents paid on those Shares or with respect to those Share-equivalent units. Dividends or dividend equivalents shall be accrued as contingent cash obligations or converted into additional Shares of Restricted Stock, Restricted Units or Restricted Stock Units; provided however, that any such dividends, dividend equivalents, or other distributions so credited shall be subject to the same Restriction Period and other conditions as the underlying Award.

8.8Termination of Service. Each Award Agreement will set forth the extent to which the Participant has the right to retain unvested Restricted Stock, Restricted Stock Units or Restricted Units after his or her termination of Service with the Company or an Affiliate. These

Exhibit 4.5
terms will be determined by the Committee in its sole discretion, need not be uniform among all Awards of Restricted Stock, and may reflect, among other things, distinctions based on the reasons for termination of Service.

Article 9.    Performance Units, Performance Shares, Performance Awards, and Other Awards

9.1Grant of Performance Units or Performance Shares.

(a)Subject to the terms of the Plan, the Committee shall have the authority to grant Performance Units, Performance Shares, or Performance Awards to Participants in such amounts and upon such terms, and at any time and from time to time, as the Committee determines. Each grant of Performance Shares, Performance Units, and Performance Awards (other than annual cash bonus Awards) shall be evidenced by an Award Agreement that shall specify the number of Performance Shares and the number and value of Performance Units awarded to the Participant, the Performance Criteria applicable thereto, and such other terms and conditions not inconsistent with the Plan as the Committee shall determine.

(b)The Committee will set performance objectives in its discretion which, depending on the extent to which they are met, will determine the number or value (or both) of Performance Units or Performance Shares that will be paid out to the Participant. For purposes of this Article 9, the time period during which the performance objectives must be met will be called a “Performance Period” and will be set by the Committee in its discretion.

9.2Earning of Performance Units, Performance Shares, and Performance Awards. Performance Shares, Performance Units, and Performance Awards shall become earned, in whole or in part, based upon the attainment of specified Performance Criteria or the occurrence of any event or events, including a Change in Control, as the Committee shall determine, either at or after the grant date. In addition to the achievement of the specified Performance Criteria, the Committee may, at the grant date, condition payment of Performance Shares, Performance Units, and Performance Awards on the Participant completing a minimum period of Service following the grant date or on such other conditions as the Committee shall specify. The Committee may provide, at the time of any grant of Performance Shares or Performance Units, that if performance relative to the Performance Criteria exceeds targeted levels, the number of Shares issuable in respect of each Performance Share or the value payable in respect of each Performance Unit shall be adjusted by such multiple as the Committee shall specify.

9.3Certification of Attainment of Performance Criteria. As soon as practicable after the end of a Performance Period and prior to any payment in respect of such Performance Period, the Committee shall certify in writing the number of Performance Shares, the number and value of Performance Units, or the amount of the Performance Award, that have been earned on the basis of performance in relation to the established Performance Criteria.

9.4Form and Timing of Payment of Performance Units, Performance Shares, and Performance Awards. Except as provided in Article 12, payment of earned Performance

Exhibit 4.5
Units, Performance Shares, and Performance Awards will be made as soon as practicable after the close of the applicable Performance Period and within two and one-half (2-1/2) months following the end of the later of the calendar year or the fiscal year of the Company in which the Performance Units, Performance Shares, or Performance Awards were earned, in a manner determined by the Committee in its sole discretion. The Committee will pay earned Performance Units, Performance Shares, and Performance Awards in the form of cash, in Shares, or in a combination of cash and Shares, as specified in the Award Agreement. Performance Shares may be paid subject to any restrictions deemed appropriate by the Committee.

9.5Termination of Service. Each Participant’s Award Agreement will set forth the extent to which the Participant has the right to receive a payout of the Performance Units, Performance Shares, and Performance Awards after his or her termination of Service with the Company and all Affiliates. Payment of earned Performance Units, Performance Shares, and Performance Awards will be made at a time specified by the Committee in its sole discretion and set forth in the Participant’s Award Agreement.

9.6Nontransferability. Except as otherwise provided in a Participant’s Award Agreement, Performance Units, Performance Shares, and Performance Awards may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, or pursuant to a domestic relations order (as defined in Code Section 414(p)). Further, except as otherwise provided in a Participant’s Award Agreement, a Participant’s rights under the Plan will be exercisable during the Participant’s lifetime only by the Participant or Participant’s guardian or legal representative. The Committee may, in its discretion, require a Participant’s guardian or legal representative to supply it with evidence the Committee deems necessary to establish the authority of the guardian or legal representative to act on behalf of the Participant.

9.7Other Awards. In addition to the Awards described in Articles 6 through 8 and Sections 9.1 through 9.10 above, and subject to the terms of the Plan, the Committee may grant other incentives payable in cash or Shares under the Plan as it determines to be in the best interests of the Company and subject to such other terms and conditions as it deems appropriate. Shares of Common Stock awarded in connection with such other Award shall be issued for no cash consideration or such minimum consideration as may be required by applicable law. Subject to the provisions of the Plan, the Committee may make other awards of Common Stock and other Awards that are valued in whole or in part by reference to, or are otherwise based on, Common Stock, including, without limitation, convertible preferred stock, convertible debentures, exchangeable securities and Common Stock Awards or options.

9.8Dividends and Other Distributions. Dividends, dividend equivalents, or other distributions with respect to Shares underlying an Award may be credited with respect to an Award pursuant to this Article 9, as provided in an applicable Award Agreement; provided however, that any such dividends, dividend equivalents, or other distributions so credited shall be subject to the same Restriction Period and other conditions as the underlying Award.

Exhibit 4.5
Article 10.    Performance Criteria.

The Performance Criteria to be used for purposes of Awards may include, without limitation, one or more of the following measures:

(a)earnings growth;
(b)earnings per share of common stock;
(c)net earnings;
(d)operating earnings or income;
(e)earnings before interest, taxes, depreciation and amortization (EBITDA);
(f)net sales growth;
(g)net income (absolute or competitive growth rates comparative);
(h)net income applicable to common stock;
(i)cash flow, including operating cash flow, free cash flow, discounted cash flow return on investment, and cash flow in excess of cost of capital;
(j)operating earnings or income per share of common stock;
(k)revenues;
(l)shareholders’ equity;
(m)return on shareholders’ equity (absolute or peer-group comparative);
(n)stock price (absolute or peer-group comparative);
(o)absolute and/or relative return on common shareholders equity;
(p)absolute and/or relative return on capital;
(q)absolute and/or relative return on assets;
(r)economic value added (income in excess of cost of capital);
(s)operating margins;
(t)total shareholder return;
(u)customer satisfaction;
(v)quality metrics;
(w)expenses or expense reduction;
(x)debt-to-capital ratio;
(y)market share;
(z)ratio of operating expenses to operating revenues; and
(aa)any other objective or subjective metric selected by the Committee.

    The Committee may specify any reasonable definition of the performance measures it uses. Such definitions may provide for reasonable adjustments and may include or exclude items, including but not limited to: investment gains and losses; unusual or non-recurring items or items determined to be unusual in nature and/or infrequent in occurrence; gains or losses on the sale of assets; effects of changes in accounting principles or the application thereof; effects of changes in tax laws; asset impairment charges; effects of currency fluctuations; acquisitions, divestitures, or financing activities; recapitalizations, including stock splits and dividends; expenses for restructuring or productivity initiatives; discontinued operations; and other operating or non-operating items. The levels of performance required with respect to the performance measures may be expressed in absolute or relative levels and may be based upon a set increase, set positive result, maintenance of the status quo, set decrease or set negative result. The applicable performance measures may differ for Awards to different Participants.

Exhibit 4.5

The Committee will have the discretion to adjust targets set for preestablished performance objectives.

Article 11.    Beneficiary Designation

Each Participant may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case the Participant should die before receiving any or all of his or her Plan benefits. Each beneficiary designation will revoke all prior designations by the same Participant, must be in a form prescribed by the Committee, and must be made during the Participant’s lifetime. In the absence of an effective designation by a Participant, “Designated Beneficiary” shall mean the beneficiary designated by the Participant in the Company’s qualified 401(k) savings plan or, if no such beneficiary has been designated, to the Participant’s estate.

Article 12.    Deferrals

The Committee may, consistent with the requirements of Code Section 409A, permit a Participant to defer receipt of cash or Shares that would otherwise be due to him or her by virtue of an Option or SAR exercise, the lapse or waiver of restrictions on Restricted Stock, Restricted Stock Units, Restricted Units or other Awards, or the satisfaction of any requirements or objectives with respect to Performance Units, Performance Shares or other Awards. If any such deferral election is permitted, the Committee will, in its sole discretion, establish rules and procedures for such deferrals consistent with the requirements of Code Section 409A.

Article 13.    Rights of Employees

13.1Employment. Nothing in the Plan will interfere with or limit in any way the right of the Company or any affiliate of the Company (as defined in federal securities laws) to terminate any Participant’s employment at any time, or confer upon any Participant any right to continue in the employ of the Company or any Affiliate.

13.2Participation. No Eligible Employee will have the right to receive an Award under this Plan, or, having received any Award, to receive a future Award.

Article 14.    Change in Control

14.1Treatment of Outstanding Awards. Subject to the terms of the applicable Award Agreement, in the event of a Change in Control, the Committee (as constituted prior to such Change in Control) may, in its discretion:

(a)Require that shares of stock of the corporation resulting from such Change in Control, or a parent corporation thereof, be substituted for some or all of the Shares subject to an outstanding Award, with an appropriate and equitable adjustment to such Award as shall be determined in accordance with Section 4.4 of the Plan;

Exhibit 4.5
(b)Provide that (A) some or all outstanding options and SARs shall become exercisable in full or in part, either immediately or upon a subsequent termination of employment, (B) the Restriction Period applicable to some or all outstanding Awards shall lapse in full or in part, either immediately or upon a subsequent termination of employment, (C) the Performance Period applicable to some or all outstanding Awards shall lapse in full or in part, and (D) the Performance Criteria applicable to some or all outstanding Awards shall be deemed to be satisfied at the target or any other level; and/or

(c)Require outstanding Awards, in whole or in part, to be surrendered to the Company by the holder, and to be immediately cancelled by the Company, and to provide for the holder to receive (A) a cash payment in an amount equal to (1) in the case of an Option or an SAR, the aggregate number of Shares then subject to the portion of such Option or SAR surrendered multiplied by the excess, if any, of the Change in Control Price, over the Exercise Price or grant price per Share subject to such Option or SAR, (2) in the case of a performance-based Award denominated in Shares, the aggregate number of Shares then subject to the portion of such Award surrendered to the extent the Performance Criteria applicable to such Award have been satisfied or are deemed satisfied pursuant to Section 14.1(b), multiplied by the Change in Control Price, and (3) in the case of a performance-based Award denominated in cash, the value of the Award then subject to the portion of such Award surrendered to the extent the Performance Criteria applicable to such Award have been satisfied or are deemed satisfied pursuant to Section 14.1(b); (B) shares of capital stock of the corporation resulting from or succeeding to the business of the Company pursuant to such Change in Control, or a parent corporation thereof, having a fair market value not less than the amount determined under clause (A) above; or (C) a combination of the payment of cash pursuant to clause (A) above and the issuance of shares pursuant to clause (B) above.

14.2Change in Control Price. For purposes of this Section 14.1, “Change in Control Price” shall mean the Fair Market Value of a Share upon a Change in Control, and to the extent that the consideration paid in any such Change in Control transaction consists all or in part of securities or other non-cash consideration, the value of such securities or other non-cash consideration shall be determined in good faith by the Committee.

Article 15.    Amendment, Modification and Termination

15.1Amendment, Modification and Termination. The Committee or Board may at any time and from time to time, alter, amend, modify or terminate the Plan in whole or in part, subject to any shareholder approval that the Board determines to be necessary or advisable.

Subject to the terms and conditions of the Plan, the Committee may modify, extend or renew outstanding Awards under the Plan, or accept the surrender of outstanding Awards (to the extent not already exercised) and grant new Awards in substitution of them (to the extent not already exercised). Except as provided in Sections 4.4 or in connection with a Change in Control, the Committee shall not, without the prior approval of the Company’s shareholders, (i) cancel any outstanding Option or SAR for the purpose of reissuing the Option or SAR to the Participant at a lower Exercise Price or grant price, (ii) exchange any outstanding Option or SAR whose Exercise Price or grant price is equal to or greater than the current Fair Market Value of a Share

Exhibit 4.5
for cash or another Award, (iii) reduce the Exercise Price or grant price of an outstanding Option or SAR, or (iv) take any other action that would be a “repricing” of the Option or SAR. Notwithstanding the foregoing, no alteration, modification or termination of an Award will, without the prior written consent of the Participant, materially and adversely alter or impair any rights or obligations under any Award already granted under the Plan.

15.2Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee shall, using reasonable care, make adjustments in the terms and conditions of, and the criteria included in, Awards in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan (i) in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.4) affecting the Company or its financial statements, (ii) in recognition of changes in applicable laws, regulations, or accounting principles, or (iii) whenever the Committee determines that such adjustments are necessary, equitable and/or appropriate.

15.3Compensation Recoupment Policy. Notwithstanding any provision in the Plan or in any Award Agreement to the contrary, Awards granted or paid under the Plan will be subject to recoupment by the Company pursuant to any “clawback” or similar compensation recoupment policy that may be established by the Company and amended from time to time to comply with applicable law, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or to comport with good corporate governance practices.

15.4Awards Previously Granted. No termination, amendment or modification of the Plan will materially and adversely affect in any material way any Award already granted, without the written consent of the Participant who holds the Award.

15.5Compliance with Code Section 409A. The Plan and Awards, and all amounts payable with respect to Awards, are intended to comply with, or be exempt from, Code Section 409A and the interpretative guidance thereunder and shall be construed, interpreted and administered accordingly. If an unintentional operational failure occurs with respect to Code Section 409A, any affected Participant or beneficiary shall fully cooperate with the Company to correct the failure to the extent possible in accordance with any correction procedure established by the U.S. Department of the Treasury. If a Participant is a “specified employee” (as such term is defined for purposes of Code Section 409A) at the time of his or her termination of employment, no amount that is subject to Code Section 409A and that becomes payable by reason of such termination of employment shall be paid to the Participant before the earlier of (i) the expiration of the six (6) month period measured from the date of the Participant’s termination of employment, and (ii) the date of the Participant’s death. A termination of employment shall be deemed to occur only if it is a “separation from service” within the meaning of Code Section 409A, and references in the Plan and any Award Agreement to “termination,” “termination of employment,” or like terms shall mean a “separation from service.” A separation from service shall be deemed to occur if it is anticipated that the level of services the Participant will perform after a certain date (whether as an employee or as an independent contractor) will permanently decrease to twenty percent (20%) or less of the average level of services provided by the Participant in the immediately preceding thirty-six (36) months. Notwithstanding any provision of this Plan and grants hereunder to the contrary, in light of the uncertainty with respect to the

Exhibit 4.5
proper application of Code Section 409A, the Company reserves the right to make amendments to the Plan and grants hereunder as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Code Section 409A. In any case, a Participant will be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with the Plan and grants hereunder (including any taxes and penalties under Code Section 409A), and neither the Company nor any of its Affiliates will have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.

Article 16.    Withholding

16.1Tax Withholding. The Company will have the power and the right to deduct or withhold from any Award or other compensation of the Participant, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising under this Plan. No Award Agreement will permit reload options to be granted in connection with any Shares used to pay a tax withholding obligation.

16.2Share Withholding. With respect to withholding required upon the exercise of Options or SARs, upon the lapse of restrictions on Restricted Stock, or upon any other taxable event arising as a result of Awards granted hereunder, the Company may satisfy the withholding requirement for supplemental wages, in whole or in part, by withholding Shares having a Fair Market Value (determined on the date the Participant recognizes taxable income on the Award) equal to the amount required to be withheld or other greater amount up to the maximum statutory rate required to be collected on the transaction under applicable law, as applicable to the Participant, so long as such other greater amount is permitted under applicable withholding rules promulgated by the Internal Revenue Service or other applicable governmental entity and would not result in adverse financial accounting treatment, as determined by the Committee (including in connection with the effectiveness of FASB Accounting Standards Update 2016-09). The Participant may elect, subject to the approval of the Committee, to deliver the necessary funds to satisfy the withholding obligation to the Company, in which case there will be no reduction in the Shares otherwise distributable to the Participant.

Article 17.    Indemnification

    Each person who is or has been a member of the Committee or the Board will be indemnified and held harmless by the Company from and against any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or as a result of any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken, or failure to act, under the Plan. Each such person will also be indemnified and held harmless by the Company from and against any and all amounts paid by him or her in a settlement approved by the Company, or paid by him or her in satisfaction of any judgment, of or in a claim, action, suit or proceeding against him or her and described in the previous sentence, so long as he or she gives the Company an opportunity, at its own expense, to handle and defend the claim, action, suit or proceeding before he or she undertakes to handle and defend it. The foregoing right of indemnification will not be exclusive

Exhibit 4.5
of any other rights of indemnification to which a person who is or has been a member of the Committee or the Board may be entitled under the Company’s Certificate of Incorporation or By-Laws, as a matter of law, or otherwise, or any power that the Company may have to indemnify him or her or hold him or her harmless.

Article 18.    Successors

All obligations of the Company under the Plan or any Award Agreement will be binding on any successor to the Company, whether the existence of the successor results from a direct or indirect purchase of all or substantially all of the business or assets of the Company or both, or a merger, consolidation, or otherwise.

Article 19.    Legal Construction

19.1Number. Except where otherwise indicated by the context, any plural term used in this Plan includes the singular and a singular term includes the plural.

19.2Severability. If any provision of the Plan is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provision had not been included.

19.3Requirements of Law. The granting of Awards and the issuance of Share or cash payouts under the Plan will be subject to all applicable laws, rules, and regulations, and to any approvals by governmental agencies or national securities exchanges as may be required.

19.4Securities Law Compliance. As to any individual who is, on the relevant date, an officer, director or ten percent (10%) beneficial owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, all as defined under Section 16 of the Exchange Act, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 under the Exchange Act, or any successor rule. To the extent any provision of the Plan or action by the Committee fails to so comply, it will be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

19.5Awards to Foreign Nationals and Employees Outside the United States. To the extent the Committee deems it necessary, appropriate or desirable to comply with foreign law or practice and to further the purposes of this Plan, the Committee may, without amending the Plan, (a) establish rules applicable to Awards granted to Participants who are foreign nationals, are employed outside the United States, or both, including rules that differ from those set forth in this Plan, and (b) grant Awards to such Participants in accordance with those rules.

19.6Unfunded Status of the Plan. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments or deliveries of Shares not yet made to a Participant by the Company, the Participant’s rights are no greater than those of a general creditor of the Company. The Committee may authorize the establishment of trusts or other arrangements to meet the obligations created under the Plan, so long as the arrangement does not cause the Plan to lose its legal status as an unfunded plan.

Exhibit 4.5

19.7Governing Law. To the extent not preempted by federal law, the Plan and all agreements hereunder will be construed in accordance with and governed by the laws of the Commonwealth of Virginia without giving effect to principles of conflicts of law.

19.8Electronic Delivery and Evidence of Award. The Company may deliver by email or other electronic means (including posting on a website maintained by the Company or by a third party) all documents relating to the Plan or any Award hereunder (including, without limitation, any Award Agreement and prospectus required by the SEC) and all other documents that the Company is required to deliver to its securities holders (including, without limitation, annual reports and proxy statements). In addition, evidence of an Award may be in electronic form, may be limited to notation on the books and records of the Company and, with the approval of the Board, need not be signed by a representative of the Company or a Participant. Any Shares that become deliverable to a Participant pursuant to the Plan may be issued in certificate form in the name of the Participant or in book entry form in the name of the Participant.

19.9Plan Document Controls. The Plan and each Award Agreement constitute the entire agreement with respect to the subject matter hereof and thereof; provided, that in the event of any inconsistency between the Plan and such Award Agreement, the terms and conditions of the Plan shall control.

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